Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

RAMBUS INC.,

RAMBUS INTERNATIONAL LTD.,

RAMBUS DELAWARE LLC,

GLOBAL LIGHTING TECHNOLOGIES, INC.,

SOLID STATE OPTO LIMITED

and

GLOBAL LIGHTING TECHNOLOGIES, INC.

Dated as of December 14, 2009

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3.4	Consents	31
3.5	Adequacy of Funds	31
3.6	Representations Complete	31
ARTICLE IV ADDITIONAL AGREEMENTS		31
4.1	Taking of Necessary Action; Further Action; Access to Information	31
4.2	Confidentiality	33
4.3	Expenses	33
4.4	Public Disclosure	34
4.5	Tax Matters	34
4.6	Licensed Intellectual Property Rights	35
4.7	Right of First Refusal	36
4.8	Covenant Not to Sue	37
4.9	Release of Transferred Employees	37
4.10	Non-Solicitation	37
ARTICLE V CONDITIONS TO THE ASSET PURCHASE		38
5.1	Conditions to Obligations of Each Party to Effect the Asset Purchase	38
5.2	Conditions to the Obligations of Buyer Parties	38
5.3	Conditions to the Obligations of Seller Parties	40
ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW		41
6.1	Survival of Representations, Warranties and Covenants	41
6.2	Indemnification	41
6.3	Indemnification Limitations	42
6.4	Escrow Arrangements	43
6.5	No Indemnification Limitations and Other Matters	44
ARTICLE VII AMENDMENT AND WAIVER		45
7.1	Amendment	45
7.2	Extension; Waiver	45
ARTICLE VIII GENERAL PROVISIONS		45
8.1	Notices	45
8.2	Interpretation	47
8.3	Counterparts	47
8.4	Entire Agreement; Assignment	47
8.5	Severability	47
8.6	Other Remedies	48
8.7	Governing Law	48
8.8	Rules of Construction	48
8.9	WAIVER OF JURY TRIAL	48

ii

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description
Exhibit A	Parker Employment Agreement
Exhibit B	Pickett Employment Agreement
Exhibit C	Bill of Sale
Exhibit D	License Agreement
Exhibit E	Copyright Co-Ownership Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Referral Agreement
Exhibit H	Rohm & Haas Amendment
Exhibit I-1	Form of Patent Assignment
Exhibit I-2	Form of Copyright Assignment
Exhibit J	Escrow Agreement

Schedules	Description
Disclosure Schedule	Seller Disclosure Schedule
Schedule I	Seller Intellectual Property – Transferred Patents
Schedule II	Seller Intellectual Property – Transferred Know-How
Schedule 1.3(b)	Assumed Contracts
Schedule 1.4(a)	Assumed Liabilities
Schedule 4.6-1	Certain Seller Party Patents
Schedule 4.6-2	Excluded Entity List
Schedule 5.2(b)	Agreements to be Terminated at Closing

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

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THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 14, 2009 by and among, on the one hand, Rambus Inc., a Delaware corporation (“Buyer Parent”), Rambus International Ltd., a Cayman Islands corporation (“Buyer IP”), Rambus Delaware LLC, a Delaware limited liability corporation (“Buyer R&D,” and together with Buyer Parent and Buyer IP, the “Buyer Parties,” and each a “Buyer Party”), and, on the other hand, Global Lighting Technologies, Inc., a Cayman Islands corporation (“Seller Parent”), Solid State OPTO Limited, a British Virgin Island business company (“Seller IP”), and Global Lighting Technologies, Inc., an Ohio corporation (“Seller R&D,” and together with Seller Parent and Seller IP, the “Seller Parties,” and each a “Seller Party”).

RECITALS

A.           Seller Parties currently are engaged in the Business in connection with the operation of their backlighting and illumination technology and manufacturing business.

B.           Seller Parent owns, directly or indirectly, all of the outstanding capital stock of Seller IP and Seller R&D, and accordingly will directly benefit from the transactions contemplated pursuant to this Agreement.

C.           Upon and subject to the terms and conditions set forth herein, Seller Parties desire to sell to Buyer Parties, and Buyer Parties desire to purchase from Seller Parties, certain intellectual property and other assets of the Seller Parties, and enter into certain related transactions, through (i) a purchase of certain intellectual property and other assets from Seller IP and Seller R&D and employment of certain employees of Seller R&D as specified in this Agreement (the “Asset Purchase”), (ii) the effectiveness of the licenses granted by Seller to Buyer IP hereunder, (iii) the effectiveness of the licenses granted by Buyer IP to Seller Parent pursuant to the License Agreement (collectively, the “License”), (iv) the effectiveness of that certain Copyright Co-Ownership Agreement entered into between Buyer Parent and Seller Parent (the “Copyright Co-Ownership”), (v) the commencement of the provision of services by Seller Parent and its Subsidiaries to Buyer Parent and its Subsidiaries, and by Buyer Parent and its Subsidiaries to Seller Parent and its Subsidiaries, pursuant to the Transition Services Agreement (the “Transition Services”), and (vi) the commencement of the provision of referral services by Buyer Parent to Seller Parent pursuant to the Referral Agreement (the “Referral Services,” and together with the Asset Purchase, License, Copyright Co-Ownership and Transition Services, the “Acquisition Transactions”).

D.           In connection with the Acquisition Transactions, Seller Parties, on the one hand, and Buyer Parties, on the other hand, desire to make certain representations, warranties, covenants and other agreements, and a portion of the consideration otherwise payable by the Buyer Parties in connection with the Asset Purchase shall be deposited by the Buyer Parties into an escrow account as security for the indemnification obligations set forth in this Agreement.

E.           Concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer Parties to enter into this Agreement, Jeff Parker is entering into an offer letter for at-will employment with Buyer R&D and Chris Pickett is entering into an offer letter for at-will employment with Buyer Parent, each in substantially the forms attached hereto as

Exhibit A (the “Parker Employment Agreement”) and Exhibit B (the “Pickett Employment Agreement”), setting forth the principal terms and conditions of their employment.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE ACQUISITION TRANSACTIONS

1.1           Certain Definitions

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Assumed Contracts” means those agreements between Seller Parties and a third Person listed on Schedule 1.3(b) hereto or that become Assumed Contracts following the Closing Date in accordance with the provisions of this Agreement.

“Business” means the research and development, prototyping, marketing, manufacturing of, and the licensing and delivery of intellectual property relating to, backlighting and illumination technologies tailored to the requirements of a wide range of formats and applications, including but not limited to, consumer electronic systems, automotive lighting systems and general lighting illumination applications in each case as such activities are presently conducted by Seller Parties.

“Business Day(s)” means each day that is not a Saturday, Sunday or holiday on which banking institutions located in California are authorized or obligated by law or executive order to close.

“Business Source Code” means, any software Source Code owned by Seller Parties or embodied, incorporated or used in the Business that is Transferred IP.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Environmental Laws” means any and all laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act and the Occupational Safety and Health Act.

“Excluded Assets” means all assets owned by Sellers that are not Purchased Assets.

“Governmental or Regulatory Body” means any court, tribunal, arbitrator or any government or quasi-governmental entity or municipality or political or other subdivision thereof, whether federal, state, city, county, local, provincial, foreign or multinational, or any agency, department, board, authority, bureau, branch, commission, official or instrumentality of any of the foregoing, including without limitation, the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world.

“Hazardous Material” means any material, chemical, emission or substance that has been designated by any Governmental or Regulatory Body to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activities” mean the transportation, transfer, recycling, storage, use, treatment, manufacture, labeling, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Intellectual Property” means, collectively, Technology and Intellectual Property Rights.

“Intellectual Property Rights” mean any or all common law or statutory rights in any of the following: (i) patents and applications and registrations therefor, certificates of invention, utility designs and all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof and foreign counterparts thereto (“Patents”); (ii) copyrights (whether or not registered), copyrights registrations and applications therefor, and all other rights corresponding thereto in any works of authorship (including software and firmware) throughout the world including moral and economic rights of authors and inventors, however denominated and regardless of medium of fixation or means of expression (“Copyrights”); (iii) rights in industrial designs and any registrations and applications therefor; (iv) mask work rights and registrations and applications for registration or renewal; (v) trade names, logos, trade dress, slogans, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (vi) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, show-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein (“Trade Secrets”); and (vii) any similar or equivalent rights to any of the foregoing (as applicable) whether now known or hereafter recognized in any jurisdiction worldwide, arising out of, or associated with the foregoing.

“Interested Party” means any officer, director or member of any Seller and any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest.

“Inventions” means any and all inventions, discoveries and disclosures that (i) underlie, are described in, are covered by and/or are included in any claim of the Transferred Patents, (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on any of the Transferred Patents, and/or (iii) could have been included as a claim in any of the Transferred Patents.

“Knowledge” means the actual Knowledge after reasonable inquiry of the following individuals: Mang-Shiang Lee, Mike Mayer, Jeff Parker, Eddy Petric, Chris Pickett and Kurt Starkey.

“Law” means any law, statute, rule, regulation, ordinance, directive, decree, codes, awards, Orders, and other pronouncement having the effect of law of any country or state, or of any Governmental or Regulatory Body.

“Liability(ies)” means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights (other than Trademarks) owned, controlled, held in the name of, or sublicensable by any Seller immediately after Closing.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, preference, security interest, attachment, claim, contractual restriction, including transfer restrictions, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect (including, with regard to any shares, any Liens that the issuer of such shares may have on such shares).

“Made Available” means that Seller Parties have posted such materials to the virtual data room managed by Seller Parties and accessible to Buyer Parties and their representatives.

“Material Adverse Effect” means any change, event, circumstance, condition or effect that, individually or in the aggregate with all other changes, events, circumstances, conditions or effects, is or could reasonably be expected to be materially adverse to (i) the Purchased Assets or (ii) the ability of Seller Parties to perform their obligations under this

Agreement and the Related Agreements or to consummate the Acquisition Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) changes in general economic conditions in the United States or any other country or region in the work, or changes in conditions in the global economy generally, or in conditions in the backlighting and illumination technology industry generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world; (iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; and (vi) changes in law or other legal or regulatory conditions (or the interpretation thereof).

“Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Optical Pattern Software” means all Software (excluding any commercially available, off the shelf, Third Party Software) owned, or held in the name of or used by, Seller IP and/or Seller RD for the design and further manufacture of a predetermined pattern of elements or deformities to cause light to be emitted from a light emitting panel assembly incorporating at least one optically conductive wave guide or an optically conductive wave guide by itself, where such optically conductive wave guide has at least (i) a greater cross sectional width than thickness, and (ii) a predetermined pattern of elements or deformities configured to cause light to be emitted.

“Order” means any writ, judgment, decree, award, ruling, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of business of the Business, consistent with Seller Parties’ past practices for the Business.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

“Registered Intellectual Property Rights” means Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any Governmental or Regulatory Body.

“Related Agreements” means the Parker Employment Agreement, the Pickett Employment Agreement, the License Agreement, the Copyright Co-Ownership Agreement, the Transition Services Agreement, the Referral Agreement and the Bill of Sale.

“Seller(s)” means Seller Parent, and/or its Subsidiaries (including Seller IP and Seller R&D) and/or their respective Affiliates.

“Seller Intellectual Property” means any and all Intellectual Property that is owned by, held in the name of, or licensed to any Seller that is used in, held for, relating to, necessary for, otherwise benefiting, or would be infringed by the operation of, the Business, including but not limited to, all Intellectual Property listed or described on Schedule I and Schedule II.

“Shrink-Wrap Agreements” means generally commercially available licenses for Object Code (other than development tools and development environments) where such Object Code is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

“Software” means any and all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), design tools, and user interfaces, in any form or format, however fixed.  “Software” specifically includes Source Code listings and documentation.

“Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any other Person, whether or not existing on the date hereof, in which such first Person, directly or indirectly, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such other Person.

“Technology” means any or all of the following instantiations or embodiments of the following in any form and embodied in any media: (i) works of authorship including computer programs, Source Code, and Object Code, whether embodied in Software, firmware or otherwise, architecture, documentation, designs, files, records and data, (ii) inventions (whether or not patentable), discoveries, improvements, invention disclosures, inventor notebooks, records, research and documentation related to inventions, (iii) proprietary and confidential information, trade secrets, show-how and know how, (iv) databases, data compilations and collections, (v) technical data, customer lists, supplier lists, component lists, manufacturing process or procedures descriptions,  manuals, schedules, prototypes, methods and processes, and (vi) technology, hardware, tools, manufacturing equipment, molds, casts, masters, templates, or machinery.

“Transferred IP” means any and all Transferred Patents and Transferred Know-How.

“Transferred Know-How” means any and all Technology listed or described on Schedule II, and any and all Intellectual Property Rights (other than Patents) owned by, or held in the name of, Seller IP and/or Seller R&D associated or embodied therein.

“Transferred Patents” means those Patents and Patent applications listed or described on Schedule I.

1.2           Additional Defined Terms

The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below:

Index of Terms	Section
Acquisition Transactions	Recitals
Agreement	Preamble
Allocation	1.7
Asset Purchase	Recitals
Assignment Instruments	5.2(j)
Assumed Liabilities	1.4(a)
Background License	4.6
Basket Amount	6.3(b)
Books and Records	1.3(c)
Business Authorizations	2.13
Buyer IP	Preamble
Buyer Parent	Preamble
Buyer Parties	Preamble
Buyer R&D	Preamble
Buyer Secretary Certificate	5.3(e)
Capital Stock	4.7
Change of Control	4.7
Charter Documents	2.1
Closing	1.5
Closing Date	1.5
COBRA	2.17(a)
Confidentiality Agreement	4.2
Conflict	2.5
Consultant Proprietary Information Agreement	2.10(x)
Contract(s)	2.5
Copyright Co-Ownership	Recitals
Copyright Co-Ownership Agreement	5.2(d)
Copyrights	1.1

Index of Terms	Section
Counsel	4.1(b)
Disclosure Schedule	Article II
DOL	2.17(a)
Employee Agreement	2.17(a)
Employee Proprietary Information Agreement	2.10(x)
ERISA	2.17(a)
ERISA Affiliate	2.17(a)
Escrow Agreement	6.4(a)
Escrow Amount	6.4(a)
Escrow Fund	6.4(a)
Escrow Period	6.4(b)
Exercise Notice	4.7
Exercise Period	4.7
FMLA	2.17(a)
HIPAA	2.17(a)
Inbound-Licenses	2.10(o)
Indemnified Parties	6.2(a)
Intercompany-Licenses	2.10(o)
International Employee Plan	2.17(a)
IP Contracts	2.10(p)
IRS	2.17(a)
Lease Agreements	2.9(a)
Leased Real Property	2.9(a)
License	Recitals
License Agreement	5.2(c)
Loss(es)	6.2(a)
NDAs	2.10(o)
Non-Paying Party	4.5(b)(iii)
Offered Assets	4.7
Officer’s Certificate	6.4(a)
Outbound-Licenses	2.10(o)
Parker Employment Agreement	Recitals
Patents	1.1
Paying Party	4.5(b)(iii)
PBGC	2.17(a)
Pension Plan	2.17(a)
Pickett Employment Agreement	Recitals
PTO	1.1
Purchase Price	1.6(a)
Purchased Assets	1.3
Referral Agreement	5.2(f)

Index of Terms	Section
Referral Services	Recitals
Retained Liabilities	1.4(b)
Returns	2.7(b)(i)
Right of First Refusal	4.7
Rohm & Haas Amendment	5.2(i)
Seller Employee Plan	2.17(a)
Seller IP	Preamble
Seller Parent	Preamble
Seller Parties	Preamble
Seller R&D	Preamble
Seller Secretary Certificate	5.2(h)
Straddle Period Tax	4.5(b)(iii)
Survival Date	6.1
Tax(es)	2.7(a)
Third Party Claim	6.4(c)
Third Party Expenses	4.3
Trade Secrets	1.1
Trademarks	1.1
Transfer Notice	4.7
Transfer Taxes	4.5(a)
Transferred Employees	1.4(c)
Transition Services	Recitals
Transition Services Agreement	5.2(e)
Voting Stock	4.7

1.3           Purchase and Sale of Assets

Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller Parties hereby agree to irrevocably sell, convey, transfer and assign to Buyer Parties, free and clear of all Liens, and Buyer Parties hereby agree to purchase from Seller Parties all right, title and interest in and to the following assets:

(a)           the Transferred IP and all rights to sue or recover and claim damages and costs for past, present and future infringement or misappropriation of any of the thereof;

(b)           all rights of Seller Parties under the Assumed Contracts, if any;

(c)           all materials, papers, records, research and documentation (in paper or electronic format) to the extent primarily relating to Transferred Know-How, including copies of all competitive analysis documents, public marketing documents, published and non-published technical papers, research and development supplier lists with contact information for research and development prototying, and prototyping documents (collectively, “Books and Records”);

(d)           all other goodwill related to the Purchased Assets; and

(e)           all rights, claims and privileges pertaining to, arising out of, or associated with, the assets described in Sections 1.3(a) through 1.3(d) above, including, without limitation, the right to file, prosecute and maintain the Transferred IP, the right to collect royalties or other payments, and the right to initiate causes of action for injunctive relief and other remedies of any kind for all past, present and future infringement of such Intellectual Property Rights.

All of the assets referred to in Sections 1.3(a) through 1.3(e), inclusive, are collectively referred to herein as the “Purchased Assets.”

Without limiting the generality of this Section 1.3, the Purchased Assets shall not include the Excluded Assets.

1.4           Assumption of Certain Liabilities; Transferred Employees.

(a)           Buyer Parties shall not assume any Liabilities of Seller Parties except for those Liabilities which Buyer Parties expressly assume pursuant to this Section 1.4(a).  On the terms and subject to the conditions of this Agreement, Buyer Parties shall, on the Closing Date, assume the Liabilities of Sellers as of the Closing Date, whether accrued or arising before or after the Closing, listed on Schedule 1.4(a) hereto (the “Assumed Liabilities”).

(b)           Seller Parties shall retain and be responsible for paying, performing and discharging when due, and Buyer Parties shall not assume or have any responsibility for, all Liabilities of Seller Parties other than, as of the Closing Date, the Assumed Liabilities (the “Retained Liabilities”).  Without limiting the generality of the foregoing, the Retained Liabilities shall include all of the following Liabilities (other than the Assumed Liabilities): (i) any Liability arising from or related to the operations of Seller Parties, whenever arising or incurred, or the ownership of the Purchased Assets by Seller Parties through the Closing Date; (ii) all implied or explicit warranty or support obligations with respect to the Purchased Assets entered into prior to the Closing Date by Seller Parties; (iii) any Liabilities related to Seller Parties’ employees or employment matters; (iv) claims for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of any business conducted by Seller Parties; (v) the violation or alleged violation of any Law by Seller Parties, including but not limited to, laws relating to civil rights, health, safety, labor, discrimination, export controls, and protection of the environment; (vi) claims of creditors of Seller Parties; (vii) claims relating to the disposal or arrangement for disposal by Seller Parties of any hazardous substance at any site, location or facility (whether or not owned or leased by Seller Parties); (viii) any obligation of Seller Parties to indemnify any Person; (ix) any Taxes of Seller Parties for any taxable period, including any liability for Taxes arising from or attributable to the operation of the Business or use or ownership of the Purchased Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date, and including any Transfer Taxes and Straddle Period Taxes allocable to Seller Parties pursuant to this Agreement; and (x) any liability or obligation of Seller Parties for costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby.

(c)           Prior to the Closing, those employees of Seller R&D listed in Section 2.17(b)(i) of the Disclosure Schedule (the “Transferred Employees”) will have entered into offer letters for at-will employment with Buyer Parent or an Affiliate of Buyer Parent, such employment to be conditioned upon the Closing.  Buyer Parties shall be solely responsible for the execution of employment agreements with such Transferred Employees and none of the Seller Parties shall be liable in case any Transferred Employee does not accept employment of Buyer Parent or any of its Affiliates.  Such employment will (i) be in compliance with any standard human resources policies and procedures of Buyer Parties, including requirements for proof evidencing a legal right to work in the U.S. and the execution of Buyer Parent’s standard form of employee proprietary information agreement, (ii) have terms, including the position and responsibilities of such Transferred Employee as determined by Buyer Parties in consultation with Seller R&D, and (iii) supersede any prior employment agreements and other arrangements with such Transferred Employee in effect prior to the date thereof with any Sellers.

(d)           Prior to the Closing, each Transferred Employee will have entered into a resignation and release letter with the applicable Seller Party satisfactory to such Seller Party, which shall provide, inter alia, that such Transferred Employee shall release and forever discharge such Seller Party and its Affiliates from any and all claims arising out of or in connection with his/her employment with such Seller Party prior to the Closing Date and/or termination of employment with such Seller Party at the Closing Date, whether by contract or otherwise.  Seller Parties shall be solely responsible for the execution of the resignation and release letters with such Transferred Employees.

(e)           On and after the Closing Date, Buyer Parent and its Affiliates shall bear the sole responsibility for instructing and supervising the Transferred Employees and shall thereafter pay, perform, discharge or otherwise satisfy obligations for the employment of such Transferred Employees.  The Liabilities of the Transferred Employees shall be assumed by Buyer Parent and/or its Affiliates commencing from the Closing.

1.5           The Closing

The closing of the Asset Purchase (the “Closing”) will take place, subject to the satisfaction or waiver of the conditions set forth in Article V hereof, on the date hereof simultaneous with the entry into this Agreement, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”  The Closing will be effective as of 12:01 a.m. Cleveland time on the Closing Date.

1.6           Payment of Purchase Price; Instruments of Sale

(a)           The purchase price for the Asset Purchase (the “Purchase Price”) is $26,000,000 in cash.  An amount equal to $22,100,000 of the Purchase Price shall be paid in cash by Buyer Parties by wire transfer of immediately available funds at the Closing to a bank account designated in writing by Seller Parties at least two (2) Business Days prior to the Closing Date, and an amount equal to $3,900,000 of the Purchase Price shall be paid into escrow to be held pursuant to the escrow arrangements contained in Section 6.4.

(b)           At the Closing, Buyer Parties shall execute and deliver to Seller Parties:

(i)      the Purchase Price in the amount of $22,100,000 pursuant to Section 1.6(a) above;

(ii)      the Related Agreements to which Buyer Parties are a party;

(iii)     an executed copy of the Escrow Agreement; and

(iv)    such other instruments, documents and certificates referred to in Article V.

(c)           At the Closing, the applicable Seller Parties shall execute and deliver to Buyer Parties:

(i)                  all of the Purchased Assets or, in the case of the Transferred IP or other intangible assets, such instruments as are necessary or desirable to document and to transfer title to such assets from Seller Parties to Buyer Parties;

(ii)                 (A) a duly executed bill of sale for the Purchased Assets substantially in the form of Exhibit C hereto; (B) assignments of the Transferred IP in forms acceptable to Buyer Parties and otherwise suitable for filing in all relevant jurisdictions, including copyright, patent and trademark registrations and assignments, including the assignment for Transferred Patents substantially in the form of Exhibit I-1 hereto and all Copyrights in the Transferred IP substantially in the form of Exhibit I-2 hereto; (C) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer Parties, as shall be effective to vest in Buyer Parties good and valid title in and to the Purchased Assets; and (D) an executed copy of the Escrow Agreement;

(iii)                 (A) all of the Assumed Contracts and (B) for each such Assumed Contract, to the extent required by its terms, a written agreement in a form satisfactory to Buyer Parties, signed by the party or parties (in addition to any Seller Parties) to such Assumed Contract pursuant to which such party or parties thereto: (1) consent to the transfer and assignment of such Assumed Contract to Buyer Parties and (2) confirm that Buyer Parties will have all rights that Sellers had under such Assumed Contract prior to the Closing and that there is no breach or default under such Assumed Contract;

(iv)                 any other Related Agreements to which Seller Parties are a party;

(v)                  evidence of release of all Liens on the Purchased Assets;

(vi)                 evidence of termination of all agreements listed on Schedule 5.2(b); and

(vii)                such other instruments, documents and certificates referred to in Article V.

1.7           Allocation of Purchase Price

Buyer Parties shall, within thirty (30) days after the Closing Date, deliver to Seller Parties an allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Regulations promulgated thereunder (the “Allocation”).  Within ten (10) days after receipt of the Allocation, Seller Parties shall either (a) accept the Allocation, in which case the Allocation shall be conclusive and binding upon Buyer Parties and

Seller Parties for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a Return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority; or (b) Seller Parties shall have an additional ten (10) days to discuss any differences with respect to the Allocation with Buyer Parties, at the end of which period each of Seller Parties and Buyer Parties will be entitled to prepare all returns and reports and all financial statements in a manner that they deem appropriate.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Seller Parties represent and warrant to Buyer Parties, subject to such matters, exceptions and/or qualifications as are disclosed in the disclosure schedule supplied by Seller Parties to Buyer Parties (the “Disclosure Schedule”) and dated as of the date hereof, as follows:

2.1           Organization; Power

Seller Parent is a company with limited liability, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.  Seller IP is a company with limited liability, duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.  Seller R&D is an Ohio corporation, duly incorporated, validly existing and in good standing under the laws of the State of Ohio.  Each Seller Party has all requisite corporate or other power to own its properties and to carry on its business (including the Business) as currently conducted and as contemplated to be conducted.  Each Seller Party is duly qualified or licensed to do business and is in good standing as a company, or as the case may be, a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where failure to be qualified would not reasonably be expected to result in a Material Adverse Effect.  Seller Parties have Made Available true and correct copies of the certificate of incorporation and bylaws, memorandum and articles of association, or equivalent organizational documents of each Seller Party, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Buyer Parties.  None of Seller Parties have approved or proposed any amendment to any of the Charter Documents that is not already reflected in the Charter Documents.

2.2           Capital Structure

There have not been any issuances, repurchases or redemptions of any outstanding equity securities of Seller IP and Seller R&D that would impact the execution and delivery by each Seller Party of this Agreement and any Related Agreement to which such Seller Party is a party, and the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby.

2.3           Subsidiaries

Seller R&D is the only Subsidiary of Seller IP, and Seller R&D has never had any Subsidiaries and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.4           Authority

Each Seller Party has all requisite power, legal right, capacity and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Acquisition Transactions and the other transactions contemplated hereby and thereby.  This Agreement, the Acquisition Transactions and the other transactions and grant of rights contemplated hereby have been approved by the Board of Directors/members of each Seller Party.  The execution and delivery of this Agreement and any Related Agreements to which each Seller Party is a party and the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller Party and no further action is required on the part of each Seller Party or its respective stockholders or shareholders, as the case may be, to authorize this Agreement and any Related Agreements to which each of them is a party and the Acquisition Transactions and the other transactions contemplated hereby and thereby, and the approval of the shareholders of Seller Parent is not required to authorize this Agreement and any Related Agreements and the Acquisition Transactions and the other transactions contemplated hereby and thereby.  This Agreement and each of the Related Agreements has been duly executed and delivered by each Seller Party hereto and thereto, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of each Seller Party hereto and thereto, enforceable against each in accordance with their respective terms.

2.5           No Conflict

The execution and delivery by each Seller Party of this Agreement and any Related Agreement to which such Seller Party is a party, and the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby, will not (A) result in any breach or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”), (i) any provision of any of the Charter Documents, (ii) any mortgage, indenture, lease, contract, covenant, understanding, power of attorney or other agreement, instrument or commitment, permit, concession, non-disclosure agreement, franchise or license (each a “Contract” and collectively the “Contracts”) binding upon any Seller Party or any of their respective assets (whether tangible or intangible) or properties (including the Business) other than breaches or defaults that would not reasonably be expected to result in a Material Adverse Effect, or (iii) any Law or Order applicable to any Seller Party or any of their respective properties (whether tangible or intangible) or assets (including the Business) other than breaches or defaults that would not reasonably be expected to result in a Material Adverse Effect, or (B) result in the imposition of any Lien upon any of the Purchased Assets.  Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to this Agreement and any Related Agreement and any Assumed Contracts as are required thereunder. Following the Closing, Buyer Parties will be permitted to exercise all of Seller Parties’ rights and receive all of Sellers Parties’ benefits (including payments) under the Assumed Contracts to the same extent that Seller Parties would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller IP or Seller R&D would otherwise have been required to pay pursuant to the terms of such Assumed Contracts had the transactions contemplated by this Agreement not occurred.

2.6           Consents

The execution, delivery and performance of this Agreement and the Related Agreements does not require a consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Body.

2.7           Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, service, fringe benefit and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 2.7(a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, including any arrangement for group or consortium relief or similar arrangement, for any period, and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.7(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for Taxes of a transferor or predecessor or otherwise by operation of law.

(b)           Tax Returns and Audits.

(i)      All required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to any Seller Party or the Purchased Assets have been prepared and timely filed and such Returns are true and correct and have been completed in accordance with applicable Law.

(ii)      All Taxes shown as due on such Returns have been or will be timely paid or withheld, and any such withheld Taxes have been timely paid over to the appropriate Governmental or Regulatory Body.

(iii)    There is no outstanding or material unassessed Tax deficiency proposed in a writing delivered to any Seller Party nor is any action pending by any

Governmental or Regulatory Body for the assessment, reassessment or collection of any material Taxes.

(iv)   There are no Liens on the Purchased Assets relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

2.8           Restrictions on Business Activities

There is no Contract or Order used in, held for, relating to, necessary for, or otherwise benefiting the Purchased Assets or the Transferred IP which would or may reasonably be expected to have the effect, with respect to any Assumed Contract or the use or ownership of the Purchased Assets, of prohibiting or impairing any business practice, any acquisition of assets (tangible or intangible) or property, or otherwise limiting the freedom to engage in any line of business or to compete with any Person or to use the Purchased Assets.  Without limiting the generality of the foregoing, with respect to any Assumed Contract or the use or ownership of the Purchased Assets, no agreement has been entered into that is used in, held for, relating to, necessary for, or otherwise benefiting the Purchased Assets under which any Person (i) is restricted from selling, licensing, manufacturing or otherwise distributing any of its Intellectual Property Rights, Technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (ii) is required to provide any price protection, “most favored nation” or similar provisions to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or more favorable to that offered to others for similar goods and/or services), (iii) has agreed to purchase a minimum amount of goods or services, or (iv) has agreed to purchase goods or services exclusively from a certain party.

2.9           Title to Properties; Absence of Liens and Encumbrances.

(a)           Section 2.9(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Seller IP and/or Seller R&D, or otherwise used or occupied by Seller IP and/or Seller R&D (the “Leased Real Property”), including the aggregate annual rental payable thereunder.  Seller Parties have Made Available to Buyer Parties true, correct and complete copies of all lease agreements, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Seller IP or Seller R&D is bound.  All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default).  As provided under the Transition Services Agreement, the Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of any Buyer Party to the continued use and possession of the Leased Real Property occupied for the conduct of the Business, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any Buyer Party or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreement.  There are no other parties occupying, or with a right to occupy, any portion of the Leased Real Property.

(b)           The Leased Real Property is in good operating condition and repair, free from material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Business.  Neither the operations of Seller IP and/or Seller R&D on the Leased Real Property nor, to the knowledge of Seller Parties, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation, statute or other similar Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.  There is not existing, no Seller Party has received any notice of, and to the knowledge of Seller Parties, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or, to the knowledge of Seller Parties, zoning action or proceeding, with respect to any portion of the Leased Real Property.

2.10           Intellectual Property

(a)           Section 2.10(a) of the Disclosure Schedule contains a list of the Transferred IP, and in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number.

(b)           To the Knowledge of Sellers, each Registered Intellectual Property Right within the Transferred IP is valid and subsisting (with respect to those pending applications, “valid and subsisting” means that any Seller Party is actively pursuing registration by filing applications, responding to inquiries and office actions, complying with all duties of disclosure, and paying all necessary application and registration fees and that Seller Parties have no basis to believe that such applications when issued patents will not be valid and subsisting).  Each item of Registered Intellectual Property Right within the Transferred IP has been prosecuted in material compliance with all applicable rules, policies, and procedures of the applicable Governmental or Regulatory Body and is not subject to “small entity” or other similar status under applicable Law that would not be applicable to Buyer Parties.

(c)           All necessary registration, maintenance and renewal fees in connection with Registered Intellectual Property Rights within the Transferred IP, which have become due and payable, have been timely paid and all necessary documents and certificates in connection with such Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other Governmental or Regulatory Bodies in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.  To the Knowledge of Sellers, there are no actions (including the payment of late fees or penalties) that must be taken by any Seller Party or any other Person on behalf of any Seller Party before January 1, 2010, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any Governmental or Regulatory Body of office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights within the Transferred IP, except as set forth in Section 2.10(c) of the Disclosure Schedule .

(d)           No Registered Intellectual Property Right within the Transferred IP has been or is now involved in any interference, reissue, reexamination, opposition or other legal proceeding, including any such proceedings in which the scope, validity, ownership, right to use, or enforceability of any Transferred IP is being contested or challenged, in the United States or any foreign jurisdiction, and, to the Knowledge of the Seller Parties, no such action has been threatened.

(e)           Seller Parties have complied in all material respects with all requirements of every Governmental or Regulatory Body relating to the Patents included in the Transferred IP. Seller Parties have disclosed to Buyer all Intellectual Property and Intellectual Property Right of any Person of which Sellers have Knowledge and that would or could reasonably be expected to provide grounds for invalidation or limitation of any Patent within the Transferred IP.

(f)           No Seller is a party to or bound by any contract, decree, order, or arbitral award that would or could reasonably be expected to require a Seller to grant to any third Person any license, covenant not to sue, immunity or other right with respect to any Transferred IP or future-developed Intellectual Property related to the Transferred IP, except as identified in Section 2.10(f) of the Disclosure Schedule.

(g)           In each case in which any Seller has acquired or purports to have acquired ownership of any Transferred IP from any Person, such Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in the Transferred IP (including the right to seek past and future damages with respect thereto) acquired from such Person, and where such Seller Intellectual Property is a Transferred IP Registered Intellectual Property Right, such Seller has recorded each such assignment with the relevant Governmental or Regulatory Body, except as identified in Section 2.10(g) of the Disclosure Schedule.

(h)           Seller Parties have disclosed to Buyer all facts or circumstances of which the Sellers have Knowledge that would render any Transferred IP that is an Intellectual Property Right invalid or unenforceable.

(i)           After the Closing, all Intellectual Property Rights that were Transferred IP will be fully transferable, alienable and licensable by Buyer Parties without restriction and without payment of any kind to any third Person, except as identified in Section 2.10(i) of the Disclosure Schedule.

(j)           Each item of Transferred IP is free and clear of any Liens, except as identified in Section 2.10(j) of the Disclosure Schedule.

(k)           Seller IP and Seller R&D are the exclusive owners of all Transferred IP.  Seller IP is listed in the records of the appropriate Governmental or Regulatory Body as the sole owner of each item of Transferred IP that is a Registered Intellectual Property Right, except as identified in Section 2.10(k)(i) of the Disclosure Schedule. Without limiting the generality of the foregoing, to the Knowledge of Sellers, (i) Seller IP is the exclusive owner of all Trademarks included in the Transferred IP, (ii) Seller IP owns exclusively and has good title to, or has validly licensed, all copyrighted works that are included or incorporated into, or used to provide, the Transferred IP or which Seller IP otherwise explicitly purports to own, (iii) the Transferred Know-How does not infringe any Patents other than the Transferred Patents, and (iv) all the Technology developed by or for Sellers used in, held for, relating to, necessary for, or otherwise benefiting the Business and all Intellectual Property Rights therein or thereto have been properly assigned and transferred to Seller IP, and constitutes Transferred IP, except as stated in Section 2.10(k)(ii) of the Disclosure Schedule.

(l)           To the extent that any Transferred IP has been developed or created independently or jointly by any Person (including employees and consultants) for which any Seller has, directly or indirectly, provided consideration for such development or creation, such Seller has a written agreement with such Person with respect thereto, and such Seller thereby has obtained ownership of, and such Seller is the exclusive owner of, all such Intellectual Property by operation of Law or by valid assignment.

(m)           No Seller has (i) transferred (or agreed to transfer) ownership of, or granted (or agreed to grant) any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Transferred IP or Licensed Intellectual Property Right to any third Person or (ii) permitted any of its rights in Transferred IP to lapse or enter into the public domain, except as identified in Section 2.10(m) of the Disclosure Schedule.

(n)           All Transferred IP was written and created solely by either (i) employees of Sellers acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Seller IP, or to another Seller and such other Seller has subsequently assigned all such Intellectual Property to Seller IP or (ii) third Persons who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Seller IP, or another Seller, and such other Seller has subsequently assigned all such Intellectual Property to Seller IP, and no such third Person owns or has or has retained any rights to any such Transferred IP, except as stated in Section 2.10(k) of the Disclosure Schedule.

(o)           Other than the Open Source Materials listed in Section 2.10(r) of the Disclosure Schedule and any Shrink-Wrap Agreements, Section 2.10(o)(i) of the Disclosure Schedule lists all Contracts (other than any “Intercompany-Licenses” or “NDAs”) pursuant to which any Seller has been granted or has otherwise obtained any right or license to any Seller Intellectual Property (“Inbound-Licenses”).  Section 2.10(o)(ii) of the Disclosure Schedule lists all Contracts (other than any “Intercompany-Licenses” or “NDAs”) pursuant to which any Seller has granted, or has otherwise provided, any right or license to any Transferred IP (“Outbound-Licenses”).  Section 2.10(o)(iii) of the Disclosure Schedule lists all Contracts (other than any Outbound-Licenses or “NDAs”) between or among any Sellers with respect to any Transferred IP (“Intercompany-Licenses”). Section 2.10(o)(iv) of the Disclosure Schedule lists all non-disclosure agreements entered into in Ordinary Course of Business by any Seller with respect to any Transferred IP (“NDAs”).

     (p)     No Seller is in breach of, nor has any Seller failed to perform under, any Contracts relating to the Seller Intellectual Property (“IP Contracts”) and, to the Knowledge of Sellers, no other party to any such IP Contract is in breach thereof.  There are no disputes regarding the scope of or performance under such IP Contracts including with respect to any payments to be made or received by any Seller thereunder. Except as set forth in Section 2.10(p) of the Disclosure Schedule, all such IP Contracts that are Assumed Contracts will continue in full force and effect and to the benefit of Buyer Parties after the Acquisition Transactions without the need for the consent by or other approval of any Person.  The consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby will neither violate nor result in the breach of any IP Contract with respect to the confidential information of a third Person.  The consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any such Assumed Contracts and, following the Closing, Buyer Parties will be permitted to exercise all of the applicable Seller’s rights and receive all of such Seller’s benefits (including payments) under such Assumed Contracts to the same extent that the relevant Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which the relevant Seller would otherwise have been required to pay pursuant to the terms of such Assumed Contracts had the transactions contemplated by this Agreement not occurred.

(q)           The Open Source Materials listed in Section 2.10(r)(i) of the Disclosure Schedule, Shrink-Wrap Agreements, the Inbound-Licenses, Licensed Intellectual Property Rights and the Transferred IP constitute all of the Intellectual Property used in, held for, relating to, necessary for, otherwise benefiting, or would be infringed by the operation of, the Business (provided, however, with respect to Patent rights of such third Persons, such representation is made to the Knowledge of the Sellers).  Except as set forth in Section 2.10(o) of the Disclosure Schedule, no Transferred IP is subject to any Contract pursuant to which any Person has been granted, received or otherwise obtained any right or license with respect thereto.

(r)           Except as set forth on Section 2.10(r)(i) of the Disclosure Schedule, no Technology that constitutes Open Source Materials, or any modification or derivative thereof, was used in, incorporated into, integrated or bundled with any Transferred IP, or incorporated in or used in the development or compilation of any Transferred IP or otherwise distributed or offered to be distributed by any Seller Party.  Section 2.10(r)(ii) sets forth a list of all Open Source that is included in, or provided or distributed or offered to be distributed with or as any Transferred IP and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable license terms, (iii) the applicable Transferred IP, and (iv) the copyright holder of such Open Source.  Except as set forth on Section 2.10(r)(iii) of the Disclosure Schedule, no Technology of a third Person that is Open Source Material, or any modification or derivative thereof, was used in, incorporated into, integrated or bundled with any Transferred IP, or incorporated in or used in the development or compilation of any Transferred IP or otherwise distributed by any Seller Party.

(s)           No third Person that has licensed Seller Intellectual Property to any Seller (i) has ownership rights or license rights to improvements or derivative works made thereto by such Seller in Transferred IP and (ii) will have any right of termination, cancellation or modification under any such license that is an Assumed Contract as a result of this Agreement or the transactions contemplated hereby, except as identified in Section 2.10(s) of the Disclosure Schedule.

(t)           Section 2.10(t) of the Disclosure Schedule lists all Assumed Contracts between any Seller, on the one hand, and any other Person, on the other hand, wherein or whereby such Seller agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation of Intellectual Property Rights.

(u)           The operation of the Business with respect to the Purchased Assets and the Licensed Intellectual Property Rights, has not infringed or misappropriated in violation of Law, does not infringe or misappropriate in violation of Law, and will not infringe or misappropriate in violation of Law when conducted by Buyer Parties following the Closing, any Intellectual Property Rights (provided, however, with respect to Patents of third Persons only, such representation is made to the Knowledge of Sellers) of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction.  No Seller has received notice from any Person claiming that such operation or any act, any Transferred IP or the operation of the Business with respect to the Purchased Assets and the Licensed Intellectual Property Rights, has infringed or misappropriated, or infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor do Seller Parties have Knowledge of any basis therefor).  Except as set forth in Section 2.10(u) of the Disclosure Schedule, no Seller has made any claim or allegation, or provided any third Person any notice of infringement, with respect to infringement or misappropriation of any Transferred IP.

(v)           Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer Parties of any Assumed Contracts, will because of any Contract to which any Seller Party is or was bound, result in: (i) any Buyer Party granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, it, (ii) any Buyer Party, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business, or (iii) any Buyer Party being obligated to pay any royalties or other amounts to any third Person in excess of those payable by it in the absence of this Agreement or the transactions contemplated hereby, except as identified in Section 2.10(v) of the Disclosure Schedule. Following the Closing, Buyer Parties will have and be permitted to exercise all of Seller Parties’ rights under the Transferred IP (and will have the same rights with respect to the Intellectual Property of third Persons included in the Transferred IP) to the same extent that Seller Parties would have had, and been able to exercise, had this Agreement, and any other contracts, documents and instruments to be executed and delivered after the date hereof, not been entered into, and the Transactions not occurred.

(w)           Sellers have taken all commercially reasonable steps to protect the confidential information and trade secrets of the Business or otherwise included in the

Transferred IP. To the Knowledge of Sellers, there has been no misappropriation or unauthorized disclosure of any Trade Secret included in the Transferred IP (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Transferred IP.

(x)           Without limiting the foregoing, (i) each of Seller IP and Seller R&D require each of its employees to execute proprietary information, confidentiality and assignment agreements substantially in such Seller Parties’ standard form for employees (a copy of which is attached as Schedule 2.10(x)(i) (the “EmployeeProprietary Information Agreement”)), (ii) each of Seller IP and Seller R&D require each of its consultants and contractors to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in such Seller Parties’ standard form for consultants or contractors (a copy of which is attached as Schedule 2.10(x)(ii) (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of Seller IP and Seller R&D (and previous owners of the Transferred IP) have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(y)           No Transferred IP, or to the Knowledge of Sellers, no Licensed Intellectual Property Rights, are subject to any outstanding decree, order, judgment or settlement agreement or stipulation.

(z)           No government funding, facilities or resources of a university, college or other educational institution or research center or funding from third Persons was used in the development of the Transferred IP and no Governmental or Regulatory Body, university, college, other educational institution or research center has any claim, or given notice or proceeded against any Seller in respect of any claim or right in or to Transferred IP.

(aa)           No current or former Employee, consultant or independent contractor of any Seller who was involved in, or who contributed to, the creation or development of any Transferred IP, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee, consultant or independent contractor was also performing services for Sellers relating to, necessary for, or otherwise benefiting the Business.

(bb)           No Transferred IP that is Software, and to the Knowledge of Sellers, no other Seller Intellectual Property that is Software  contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

     (cc)    The Transferred IP is not subject to any obligations or restrictions in connection with any standard-setting organizations, industry bodies and other standards-related activities in which any Seller Party has participated.

 (dd)           There have been, and are, no claims asserted against any Seller related to the Transferred IP.

 (ee)           Neither Sellers nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Business Source Code.  No event has occurred, and to the Knowledge of Sellers, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any Seller, or any Person acting on its behalf to any Person of any Business Source Code.

2.11           Agreements, Contracts and Commitments

(a)           The Purchased Assets are not subject to any of the following:

(i)      any employment, independent contractor or consulting agreement, Contract or commitment with an employee, independent contractor, individual consultant or salesperson (in all cases in other than Seller IP’s or Seller R&D’s standard form), or any consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)      any fidelity or surety bond or completion bond;

(iii)     any lease of personal property;

(iv)     any agreement of indemnification or guaranty;

(v)      any Contract involving future payments or that requires the payment of royalties;

(vi)     any Contract relating to the disposition or acquisition of assets (tangible or intangible) or properties, or any interest in any Person;

(vii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, the extension of credit or the continuing or future grant of any Lien;

(viii)   any outstanding purchase order or Contract for the purchase of materials or services involving in excess of $10,000 individually or $50,000 in the aggregate;

(ix)     any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition,

“most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;

(x)      any dealer, distribution, marketing, development or joint venture agreement;

(xi)     any sales representative, original equipment manufacturer, manufacturing, value added, marketing, remarketer, reseller, or independent software vendor, distribution or other agreement;

(xii)    any Contract with any customer of Seller IP, Seller R&D or the Business;

(xiii)   any Contract between or among Seller IP or Seller R&D, on the one hand, and any Seller (other than Seller IP or Seller R&D), on the other hand;

(xiv)   any agreement, Contract or commitment that obligates Seller IP, Seller R&D or the Business to provide future deliverables to any Person including, without limitation, licenses to Transferred IP or the performance of services;

(xv)    any Contract that restricts or prohibits Seller IP or Seller R&D from hiring or soliciting for hire any individual to perform employment or consulting services for Seller IP, Seller R&D or the Business; or

(xvi)   any Contract that does not have a limitation to liability arising from direct damages.

(b)           Each Assumed Contract is a valid and binding agreement, enforceable against each of the parties thereto in accordance with its terms and is in full force and effect, and each Assumed Contract will continue to be in full force and effect following the Closing.  Each Seller is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of Seller Parties, is any party obligated pursuant to any such Contract subject to any breach, violation or default thereunder, nor does any Seller Party have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default. True and complete copies of each Assumed Contract have been Made Available to Buyer Parties.

(c)           Section 2.11(c) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Assumed Contracts as are required thereunder in connection with the Acquisition Transactions or the other transactions contemplated by this Agreement or any Related Agreement.

2.12           Interested Party Transactions

No Interested Party has, directly or indirectly, an interest in any entity which furnishes or sells or licenses, services, products, Technology or Seller Intellectual Property that is furnished or sold that is required by the terms of any Assumed Contract or to use or own the Purchased Assets.

2.13           Governmental Authorization

Each consent, license, permit, grant or other authorization (i) pursuant to which Seller IP or Seller R&D currently operates or holds any interest in any of the Purchased Assets, or (ii) which is required for the holding of any Purchased Assets (collectively, “Business Authorizations”) has been issued or granted to such Seller Party.  All material Business Authorizations are in full force and effect and constitute all the Business Authorizations required for Seller Parties to hold their interest in the Purchased Assets.

2.14           Litigation

There is no action, suit, claim, investigation or proceeding of any nature pending, or to the Knowledge of Seller Parties, threatened, against any Seller or any of its respective officers or directors related to the Purchased Assets, nor to the Knowledge of Seller Parties is there any reasonable basis therefor.

2.15           Environmental Matters

No Seller Party has knowledge of any fact or circumstance which could result in any environmental liability which could reasonably be expected to result in any Liability on any Buyer Party related to the Purchased Assets.  Seller IP and Seller R&D have complied with all environmental disclosure obligations imposed by applicable Law with respect to the Acquisition Transactions.

2.16           Brokers’ and Finders’ Fees

Except as set forth in Section 2.16 of the Disclosure Schedule, no Seller has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Related Agreements, the Acquisition Transactions or any other transaction contemplated hereby and thereby for which any Buyer Party is or could be liable.

2.17           Employee Benefit Plans and Compensation.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including any other agreement providing for compensation or benefits) between Seller Parent or any of its affiliates and any Transferred Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with Seller IP or Seller R&D, respectively, within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the U.S. Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller IP, Seller R&D or any ERISA Affiliate for the benefit of any Transferred Employee, or with respect to which Seller IP or Seller R&D has or may have any Liability or obligation.

(b)           Schedule.  Section 2.17(b)(i) of the Disclosure Schedule contains an accurate and complete list of the Transferred Employees.  To the Knowledge of Seller Parties, no employee listed on Section 2.17(b)(i) of the Disclosure Schedule intends to terminate his or her employment for any reason other than in connection with and as contemplated by this Agreement and the Acquisition Transactions.  Section 2.17(b)(ii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting, independent contractor or advisory relationship with Seller IP or Seller R&D.

(c)            Documents.  Seller Parties have Made Available to Buyer Parties correct and complete copies of all documents embodying each Seller Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents.

(d)           Certain Transferred Employee Matters.  As to any Transferred Employee or as to any matter which may impose any Liability on any Buyer Party:

(i)      No Pension Plans.  None of Seller IP, Seller R&D or any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.

(ii)      Collectively Bargained, Multiemployer and Multiple-Employer Plans.  At no time has Seller IP, Seller R&D or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA.  Neither Seller IP, Seller R&D nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(iii)     No Post-Employment Obligations.  No Seller Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and no Seller Party has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(iv)   Effect of Transaction.  Except as set forth in Section 2.17(d)(iv) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Transferred Employee, (ii) result in any forgiveness of indebtedness, (iii) increase any benefits otherwise payable to any Transferred Employee or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(v)      Section 280G; 409A.  There is no agreement, plan, arrangement or other contract covering any Transferred Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which any Seller Party is bound to compensate any Transferred Employee for excise taxes paid pursuant to Section 4999 of the Code.

(vi)     Employment Matters.  Each of Seller IP and Seller R&D is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental or Regulatory Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).  There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against Seller IP or Seller R&D or any of the employees relating to any employee, Employee Agreement or Seller Employee Plan.  There are no pending or, to Seller Parties’ knowledge, threatened, or reasonably anticipated claims or actions against Seller IP or Seller R&D or any trustee of Seller IP or Seller R&D under any worker’s compensation policy or long term disability policy.  None of Seller IP or Seller R&D is a party to a conciliation agreement, consent decree or other agreement or order with any foreign, federal, state or local agency or governmental authority with respect to employment practices.  The services provided by each employee is terminable at will and any such termination would result in no Liability to Seller IP or Seller R&D.

(e)           No Interference or Conflict.  To the Knowledge of Seller Parties, no Transferred Employee is obligated under any contract or agreement or subject to any Order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of or interfere with the Business as presently conducted by Seller Parties.  Neither the execution nor delivery of this Agreement, nor any activity of such Transferred Employees in connection with the Business as presently conducted by Seller Parties will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Transferred Employees is bound at the effective time of the Closing.

2.18           Insurance

Section 2.18 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets.  There is no claim relating to the Purchased Assets pending under any of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Seller Parties are otherwise in compliance in all respects with the terms of such policies and bonds.  Such policies and bonds are in full force and effect.

2.19           Compliance with Laws

Sellers have complied with in all material respects, are not in material violation of, and have not received any notices of material violations with respect to, any Laws as they relate to the Purchased Assets.

                2.20        Export Control Laws

To the Knowledge of Sellers, with respect to the Purchased Assets, Sellers have at all times complied with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which Seller Parties conduct business as they relate to the Purchased Assets.

2.21           Solvency

No Seller Party is now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 2.21, “insolvent” means that the sum of the debts and other probable Liabilities of such Seller Party exceeds the present fair saleable value of such Seller Party’s assets.

2.22          Valid Title

Seller Parties have good, valid and marketable title to, a valid leasehold interest in, or a valid license or right to use, all of the Purchased Assets, free and clear of all Liens.  Upon Closing, Buyer Parties will have good, valid and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Purchased Assets, free and clear of all Liens.

2.23           Corrupt Practices

No Seller Party nor to Seller Parties’ Knowledge any of their officers, directors, employees, agents or representatives, as related to the operation of the Business, have directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.  No Seller Party nor to Seller Parties’ Knowledge, any of their officers, directors, employees, agents or representatives, as related to the operation of the Business, has directly or indirectly taken any action which would cause it to be in violation of the Money Laundering Directive 2005/60/EC or Directive 2006/70/EC of the European Parliament.

2.24           Complete Copies of Materials

Seller Parties have Made Available to Buyer Parties all documents listed in the Disclosure Schedule.

2.25           Representations Complete

None of the representations or warranties made by Seller Parties (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller Parties pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Buyer Parties hereby represent and warrant to Seller Parties as follows:

3.1           Organization; Power

Buyer Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Buyer IP is a company with limited liability, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.  Buyer R&D is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each Buyer Party has the corporate or other power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on such Buyer Party.

3.2           Authority

Each Buyer Party has all requisite corporate or other power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Acquisition Transactions and the other transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of each Buyer Party.  This Agreement and any Related Agreements to which any Buyer Party is a party have been duly executed and delivered by such Buyer Party and constitute the valid and binding obligations of such Buyer Party, enforceable against each Buyer Party in accordance with their terms.

3.3           Conflicts

The execution, delivery and performance of this Agreement and any Related Agreements to which any Buyer Party is a party, and the consummation of the Acquisition Transactions and the other transaction contemplated hereby and thereby, will not:

(a)           result in any Conflict under (1) the Certificate of Incorporation, Bylaws or other organizational documents of any Buyer Party, (2) any Contract to which any Buyer Party is a party that Buyer Parent has filed with the Securities and Exchange Commission, (3) any Order to which any Buyer Party is a party or by which any Buyer Party is bound or (4) any Law applicable to any Buyer Party, except such violations, conflicts, breaches or defaults that would not have a material adverse effect on Buyer Parties; or

              (b)      assuming the truth and accuracy of the representations and warranties made by Seller Parties, require the approval, consent, authorization or act of, or the making by Buyer Parties of any declaration, filing or registration with, any Governmental Body, except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not materially impair the ability of Buyer Parties to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereunder.

3.4           Consents

Assuming the truth and accuracy of the representation and warranty contained in Section 2.6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Body, is required by or with respect to Buyer Parties in connection with the execution and delivery of this Agreement and any Related Agreements to which any Buyer Party is a party or the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on Buyer Parties.

3.5           Adequacy of Funds

Buyer Parties, collectively, currently have, and will at the Closing have, cash and working capital available in an amount sufficient to fully fund the Acquisition Transactions.

3.6           Representations Complete

None of the representations or warranties made by Buyer Parties in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Buyer Parties pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Taking of Necessary Action; Further Action; Access to Information

(a)           If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements and to vest Buyer Parties with full right, title and possession to all Purchased Assets, Buyer Parties, Seller Parties and their respective officers and directors are fully authorized in the name of their respective corporations or companies, as the case may be, or otherwise to take, and will take, all such necessary or desirable action in accordance with all applicable Laws including executing and delivering such other agreements and instruments as may be necessary or desirable in connection with the foregoing.

(b)          From time to time after the date hereof, Seller Parent shall, and shall cause its Subsidiaries and Affiliates to, execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer Parties may reasonably request in order to effect the Asset Purchase and effectively transfer to Buyer IP, and to place Buyer IP in possession and control of, the Transferred IP (including all copies thereof), and to enable Buyer IP to exercise and enjoy all rights and benefits with respect thereto.  There may exist Transferred IP that, contrary to the intent of this Agreement, any Related Agreement and the agreements entered into in connection with this Agreement, that existed as of the date hereof and is discovered to have been inadvertently retained by any Seller.  Seller Parties and Buyer Parties shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate in good faith to promptly effect the transfer of such Intellectual Property, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of Seller Parties and Buyer Parties with respect to the Intellectual Property to be transferred to Buyer Parties. Without limiting the foregoing, Seller Parties further agree to perform (or cause to be performed) all such lawful acts and to execute (or cause to be executed) all such further assignments and other lawful documents as may reasonably be necessary to effectuate the assignment of, and to perfect and record the assignment of, the Transferred IP to the Buyer Parties in the various jurisdictions and permit for the orderly transition of the prosecution and maintenance of such Transferred IP from Seller Parties to the Buyer Parties.  Such assistance shall include, without limitation, Seller Parties providing: (a) a list of contact information for all third Persons responsible for prosecuting and maintaining the Transferred IP (“Counsel”); (b) a letter to all such Counsel informing them of the change of ownership of the Transferred IP from Seller Parties to Buyer Parties including language reasonably acceptable to Buyer Parties informing and instructing such Counsel (i) to cooperate with the Buyer Parties, (ii) that it is Buyer Parties’ desire to continue prosecution uninterrupted with the assistance of such Counsel and that Seller Parties do not object to such Counsel’s representation of Buyer Parties with respect to prosecution of the Transferred IP, and (iii) that all further actions with respect to the Transferred IP following Closing will be at the expense of the Buyer Parties; (c) powers of attorney and powers to inspect or copy in forms reasonably acceptable to Buyer Parties with respect to priority documents relating to items of Transferred IP identified by Buyer Parties; and (d) the re-execution of assignments in a form reasonably acceptable to Buyer Parties for those items of Transferred IP identified by Buyer Parties, as required by local law and practice.

(c)           To the fullest extent permitted under the applicable IP Contracts that are not Assumed Contracts, from time to time after the date hereof, Seller Parent shall, and shall cause its Subsidiaries and Affiliates and each of its and its permitted Subsidiaries’ and Affiliates’ permitted successors and assigns to such IP Contracts, to, promptly seek and obtain the return and protection from disclosure and distribution all Transferred IP (including the tangible embodiments of Trade Secrets and Copyrights); provided that where such prompt return of such Transferred IP is not available pursuant to the terms of such IP Contract, Seller Parent shall, and shall cause its Subsidiaries and Affiliates and each of its and its permitted Subsidiaries’ and Affiliates’ permitted successors and assigns to such IP Contracts to, take any and all actions necessary to enforce the terms of such IP Contract on behalf of, and where applicable, at the direction of Buyer Parties.  In addition, with respect to IP Contracts that are not Assumed Contracts, Seller Parent shall, and shall cause its Subsidiaries and Affiliates and each of its and its permitted Subsidiaries’ and Affiliates’ permitted successors and assigns to such IP Contracts, to: (i) not extend, or amend any terms thereof, or waive any rights with respect to the Transferred IP thereunder, (ii) to the fullest extent permitted under the terms of such IP Contracts, not renew or allow renewal thereof, without the prior written permission of Buyer IP, and (iii) shall not assign or transfer such IP Contracts with respect to any Transferred IP without the prior written permission of Buyer IP.  Seller Parent shall, and shall cause its Subsidiaries and Affiliates and each of its and its permitted Subsidiaries’ and Affiliates’ permitted successors and assigns to such IP Contracts to provide prompt notice to Buyer IP of any actual or suspected loss, unauthorized disclosure or misappropriation of any such Transferred IP.

(d)           At any time after the Closing, upon request by Buyer Parent, Seller Parent shall, and shall cause its Subsidiaries and Affiliates to, provide prompt access to Buyer Parent to any and all prototypes done under a business arrangement that are not confidential to the customer.  For purposes of Section 1.3(c) and this Section 4.1(d), the term “prototypes” includes, without limitation, all hardware, test results and reports, CNC code and process parameters for the MicroLens inserts and similar Technology, and the assembly BOM.  At any time after the Closing, upon request by Seller Parent, Buyer Parent shall, and shall cause its Subsidiaries and Affiliates to, provide prompt access to Seller Parent to any and all Transferred Know-How listed or described on Schedule II except for invention disclosures and inventor notebooks related to the Transferred Patents.

4.2           Confidentiality

Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, except to the extent provided otherwise in the License Agreement, shall be governed by the terms of the Nondisclosure Agreement dated August 24, 2009 by and between Seller Parent and Buyer Parent (the “Confidentiality Agreement”), which shall bind each of the other parties hereto as if they were a party to such Confidentiality Agreement.  Each of the parties further agrees that following Closing, all of the Transferred IP shall be considered the Confidential Information of Buyer Parties, and Seller Parties agree to not use or disclose the same and that Seller, on behalf of itself and its Affiliates, and shall bind each of their respective successor and assigns in writing to, irrevocably waive any rights to pursue any breach of Contract claim it may have against any Transferred Employee to the extent that such Transferred Employee utilizes Transferred IP and Licensed Intellectual Property in connection with the operation of the business following Closing.  Seller Parties acknowledge that Buyer Parent’s common stock is publicly traded and that any information obtained by Seller Parties regarding Buyer Parties, including information regarding this Agreement and the transaction contemplated hereby, could be considered to be material non-public information within the meaning of U.S. federal and state securities Laws.  Accordingly, Seller Parties acknowledge and agree not to engage in any transactions in the Buyer Parent’s common stock in violation of applicable securities Laws.

4.3           Expenses

All fees and expenses incurred in connection with the Acquisition Transactions including all financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with the terms hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.  Third Party Expenses shall also include any bonuses or severance paid or to be paid to Employees in connection with the Acquisition Transactions.

4.4           Public Disclosure

Subject to the provisions of the License Agreement, the parties acknowledge that each party may issue a press release regarding the Acquisition Transactions, and each party shall make such other public statements and disclosure regarding this Agreement and the Acquisition Transactions in compliance with applicable securities Laws and the rules of The NASDAQ Stock Market or any other securities exchange applicable to such party.

4.5           Tax Matters

(a)           Transfer Taxes and Related Expenses.  Notwithstanding anything to the contrary contained in this Agreement, Seller Parties and Buyer Parties shall share equally any and all value-added, sales, use, transfer (including real property gains or transfer), documentary, stamp duty, stamp, goods and services, excise, recording and similar Taxes incurred in connection with the Acquisition Transactions, as well as any notarial or other similar fees incurred by Seller Parties or Buyer Parties in connection with this Agreement and the Acquisition Transactions (“Transfer Taxes”).

(b)           Tax Reporting and Returns; Responsibility for Taxes.

(i)      Subject to Section 4.5(b)(iii), Seller Parties will be responsible for the preparation and filing of all Returns of Seller Parties with respect to Seller Parties’ ownership or use of the Purchased Assets attributable to taxable periods ending on or before the Closing Date (including Returns required to be filed after the Closing Date), and such Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects.  Seller Parties will be responsible for and will make all payments of Taxes shown to be due on such Returns.

(ii)      Buyer Parties will be responsible for the preparation and filing of all Returns they are required to file with respect to Buyer Parties’ ownership or use of the Purchased Assets attributable to taxable periods beginning after the Closing Date.  Such Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects.  Buyer Parties will be responsible for and will make all payments of Taxes shown to be due on such Returns.

(iii)    In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets for which taxes are reported on a Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer Parties and Seller Parties on a per diem basis.  The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax.  To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c)           Cooperation.  To the extent relevant to the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.  Seller Parties shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller Parties of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Buyer Parent.

4.6           Licensed Intellectual Property Rights

Sellers hereby grant to Buyer IP an irrevocable, perpetual, worldwide, non-exclusive, royalty-free, fully paid-up, transferable, right and license (including the right to grant and authorize sublicenses, except (i) with respect to those Patents of Seller Parties listed on Schedule 4.6-1 and (ii) as provided below in this Section 4.6) to use, make, have made, import, sell any and all products, services and technologies and to practice methods and processes, copy, distribute, modify, make derivative works of (and distribute such derivative works and underlying works), display, perform and or otherwise exploit the Licensed Intellectual Property Rights (“Background License”).  For the period beginning on the Closing Date and ending twenty-one (21) months after the Closing Date, the foregoing license excludes the right of Buyer IP to exercise the foregoing license for the benefit of any of the entities listed on Schedule 4.6-2.  Based on the foregoing restriction on the Background License and Buyer IP’s determination that such Background License may be material to Buyer IP’s ability to offer a complete technology solution, and to exploit the Transferred IP as contemplated by Buyer IP after the Closing, including, but not limited to, the development and execution of a robust and high quality licensing program around such Transferred IP, Buyer IP agrees that neither it nor any of its Affiliates will directly offer or grant, or initiate or participate in any discussion directly with any of the entities listed on Schedule 4.6-2 regarding, any license or other rights to, including the right to use or otherwise exploit, any of the Transferred IP by the entities listed on Schedule 4.6-2 until the expiration of the restriction on the foregoing Background License with respect to such entities.  For the avoidance of doubt, Buyer IP’s restriction on its direct exploitation of the Transferred IP with respect to the entities listed on Schedule 4.6-2 as described above shall not be interpreted, argued or otherwise deemed to apply to any other Technology, Intellectual Property Rights, assets or property of any kind owned by Buyer Parties before, on or after the Closing.  Seller shall have all rights at law and in equity based on Buyer IP’s breach of the foregoing restriction on Buyer IP’s exploitation or otherwise of the Transferred IP as described above with respect to any of the entities listed on Schedule 4.6-2.

4.7           Right of First Refusal

In the event that within twelve (12) months of the Closing Date, a Buyer Party proposes to sell all of the Purchased Assets (the “Offered Assets”) to a third party in a cash transaction, then such Buyer Party shall deliver to Seller Parent a written notice (the “Transfer Notice”) indicating that a Buyer Party proposes to transfer the Offered Assets, the cash purchase price for which such Buyer Party proposes to transfer the Offered Assets and the name of the proposed buyer for the Offered Assets.  For a period of fourteen (14) days (the “Exercise Period”) after the date on which the Transfer Notice is deemed to have been delivered to Seller Parent, Seller Parent shall have the right to purchase all but not less than all of the Offered Assets on the terms and conditions set forth in Transfer Notice (the “Right of First Refusal”).  In order to exercise its Right of First Refusal hereunder, Seller Parent must deliver a written notice to Buyer Parent within the Exercise Period regarding its exercise of its Right of First Refusal (the “Exercise Notice”).  If Seller Parent elects to exercise its Right of First Refusal by delivering an Exercise Notice to Buyer Parent within the Exercise Period, then Seller Parent and the applicable Buyer Parties shall effect the purchase of the Offered Assets within thirty (30) days after the delivery of the Exercise Notice, including the payment of the cash purchase price by Seller Parent in the manner and at the time identified by such Buyer Party, and the delivery by such Buyer Party of the Offered Assets to Seller Parent pursuant to transfer documents reasonably satisfactory to each of Seller Parent and such Buyer Party.  If Seller Parent indicates that it does not wish to exercise its Right of First Refusal during the Exercise Period or does not deliver an Exercise Notice within the Exercise Period, then such Buyer Party shall be free to transfer the Offered Assets in accordance with the terms set forth in the Transfer Notice.  Notwithstanding the foregoing, this Right of First Refusal shall not apply with respect to any Purchased Assets proposed to be transferred in connection with, or as part of any Change of Control applicable to Buyer Parent.  For purposes of this Section 4.7, (a) “Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; (b) “Change of Control” means an event that shall be deemed to have occurred upon the occurrence of any of the following (i) any Person or group (other than Buyer Parent, any of its Subsidiaries or any employee benefit plan of Buyer Parent or any of its Subsidiaries) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time, disclosing, or Buyer Parent otherwise becomes aware, that such Person is or has become the beneficial owner, directly or indirectly, of shares of Buyer Parent’s Voting Stock representing 50% or more of the total voting power of all outstanding classes of Buyer Parent’s Voting Stock or has the power, directly or indirectly, to elect a majority of the members of the board of directors of Buyer Parent; (ii) Buyer Parent consolidates with, or merges with or into, another Person or Buyer Parent sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of Buyer Parent’s assets, or any Person consolidates with, or merges with or into, Buyer Parent, in any such event other than pursuant to a transaction in which (a) the common stock is not changed or exchanged except to the extent necessary to reflect a change in the jurisdiction of organization or (b) the Persons that beneficially owned, directly or indirectly, shares of Buyer Parent’s Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares of Voting Stock representing a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee Person; or (iii) the adoption of any plan relating to the liquidation or dissolution of Buyer Parent; and (c) “Voting Stock” means any class or classes of Capital Stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees of a Person.

4.8           Covenant Not to Sue

Seller Parties hereby agree and covenant that Seller Parties shall not, and shall cause their Subsidiaries and Affiliates to not, assert any claim, suit or other action against any Buyer Party, its Subsidiaries or Affiliates regarding any solicitation, conduct of business or other attempt to do business with (including, without limitation, entering into any written or oral option, contract, agreement, commitment, arrangement or understanding with) any customer, supplier, distributor or other Person with whom any Seller Party, its Subsidiaries or Affiliates have a business relationship with respect to products or services which compete in whole or in part with the products or services of Seller Parties, their Subsidiaries and Affiliates anywhere in the world, or any inducement or attempt to induce any such Person to cease doing business with or reduce or change the terms of its business with or otherwise interfere with the relationship of such Person with any Seller Party, its Subsidiaries or Affiliates; provided, however, that the covenant set forth in this Section 4.8 shall not apply to any Person specified on Schedule 4.6-2.

4.9           Release of Transferred Employees

 Each Seller Party hereby releases and discharges each Transferred Employee, during the term of such Transferred Employee’s employment with Buyer Parent or an Affiliate of Buyer Parent, from Sections 3.1 (with respect to non-competition), 3.2 (with respect to non-interference) and 3.3 (with respect to non-solicitation) of the applicable Fair Competition Agreement and any similar provisions in any other applicable Contract or Seller Employee Plan entered into between a Seller Party and each Transferred Employee; provided, however, that to the extent that any Transferred Employee ceases to be employed by Buyer Parent or an Affiliate of Buyer Parent within 12 months of the Closing Date, such Transferred Employee shall remain subject to its obligations under Section 3.1 (with respect to non-competition) of the applicable Fair Competition Agreement and any similar provision in any other applicable Contract or Seller Employee Plan entered into between a Seller Party and such Transferred Employee as described therein.

4.10           Non-Solicitation

Notwithstanding the provisions of Section 4.9, for a period of eighteen (18) months following the Closing Date, Buyer Parties hereby agree that they shall not and shall cause their

Subsidiaries and Affiliates to not, directly or indirectly, without the prior written consent of Seller Parent, solicit to employ or otherwise engage, or induce or attempt to induce to leave the employ of Seller Parties, their Subsidiaries or Affiliates, any individual who was an employee of Seller Parties, their Subsidiaries or Affiliates on the Closing Date; provided, however, that the limitations set forth in this Section 4.10 shall not apply to (i) advertisements placed by Buyer Parties, their Subsidiaries or Affiliates in any publications or other documentation available to the general public with respect to employment or contracting opportunities with Buyer Parties, their Subsidiaries or Affiliates; or (ii) the participation of Buyer Parties, their Subsidiaries or Affiliates or of any firm, partnership, corporation, entity or business providing services to Buyer Parties, their Subsidiaries or Affiliates in classified or on-line job postings or job fairs and like events not directed at the employees of Seller Parties, their Subsidiaries or Affiliates.

ARTICLE V

CONDITIONS TO THE ASSET PURCHASE

5.1           Conditions to Obligations of Each Party to Effect the Asset Purchase

The respective obligations of Seller Parties and Buyer Parties to effect the Asset Purchase shall be subject to the satisfaction or waiver (as applicable), at or prior to the Closing, of the following conditions:

(a)           No Order; Illegality.  No Governmental or Regulatory Body shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition Transactions (taken as a whole) or the Asset Purchase illegal or otherwise prohibiting consummation of the Acquisition Transactions (taken as a whole) or the Asset Purchase.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition Transactions (taken as a whole) or the Asset Purchase shall be in effect, nor shall any proceeding, action, suit, claim or injunction brought by any Governmental or Regulatory Body seeking any of the foregoing be threatened or pending.

5.2           Conditions to the Obligations of Buyer Parties

The obligations of Buyer Parties to consummate and affect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Buyer Parties:

(a)           Employees.  Messrs. Jeff Parker and Chris Pickett shall have executed and delivered to Buyer Parties the Parker Employment Agreement and the Pickett Employment Agreement, respectively, and the Transferred Employees shall have executed and delivered to Buyer Parties their offer letters.

(b)         Termination of Agreements. Sellers shall have terminated each of those agreements listed on Schedule 5.2(b) to this Agreement, which agreements include all Intercompany-Licenses with respect to Transferred IP, and all such agreements shall be of no further force or effect with the sole exception Seller Party confidentiality obligations.  For the avoidance of doubt, following the Closing any intercompany agreements and licenses between or among any Sellers with respect to any Transferred IP  shall only include those rights granted to Seller Parties under the License Agreement and Copyright Co-Ownership Agreement.

(c)           License Agreement.  Seller Parties shall deliver, and shall cause its Subsidiaries and/or Affiliates to deliver, as applicable, to Buyer Parties a fully executed copy of the License Agreement set forth as Exhibit D hereto (the “License Agreement”).

(d)           Copyright Co-Ownership Agreement.  Seller Parties shall deliver to Buyer Parties a fully executed Copyright Co-Ownership Agreement in the form attached hereto as Exhibit E (the “Copyright Co-Ownership Agreement”).

(e)           Transition Services Agreement.  Seller Parties shall deliver to Buyer Parties a fully executed Transition Services Agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”).

(f)           Referral Agreement.  Seller Parties shall deliver to Buyer Parties a fully executed Referral Agreement in the form attached hereto as Exhibit G (the “Referral Agreement”).

(g)           No Material Adverse Effect.  There shall not have occurred or be continuing any event or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)           Certificate of Secretary of Seller.  Buyer Parties shall have received one or more certificates, validly executed by each Secretary of each Seller Party, certifying with respect to each such Seller Party as to the valid adoption of the resolutions of the Board of Directors/members of such Seller Party (whereby the Acquisition Transactions and the other transactions contemplated hereunder were approved by the Board of Directors/members) (each such certificate, a “Seller Secretary Certificate”).

(i)           Amendment of Rohm & Haas Agreement.  Seller Parties shall have delivered to Buyer Parties a fully executed amended and restated Intellectual Property and License Agreement, entered into by and among Seller Parties and Rohm & Hass (as successor-in-interest to Eastman Kodak Company), assigned to Buyer IP, in the form attached hereto as Exhibit H (the “Rohm & Haas Amendment”).

(j)           Assignment Instruments.  Seller Parties shall deliver to Buyer Parties such quitclaim deeds or other assignment instruments with respect to the Transferred IP in the forms attached hereto as Exhibit I-1 (with respect to all Transferred Patents) and Exhibit I-2 (with respect to all Copyrights within the Transferred IP) (the “Assignment Instruments”).

(k)   Instruments of Sale.  Seller Parties shall have delivered to Buyer Parties all other documents and instruments set forth in Section 1.6(c).

(l)           Escrow Agreement.  An Escrow Agreement (as defined below) satisfactory to Buyer Parties has been duly executed by all parties thereto and delivered to Buyer Parties.

(m)           Other Documents.  Buyer Parties shall have received all other documents and instruments reasonably requested by Buyer Parties with respect to the existence of Seller Parties, the authority of Seller Parties to enter into this Agreement and the Related Agreements, and the compliance by Seller Parties with the requirements of applicable Law in connection with the consummation of the Acquisition Transactions.

5.3           Conditions to the Obligations of Seller Parties.

The obligations of Seller Parties to consummate and affect the Asset Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller Parties:

(a)           License Agreement.  Buyer Parties shall deliver, as applicable, to Seller Parties a fully executed copy of the License Agreement set forth as Exhibit D hereto.

(b)           Copyright Co-Ownership Agreement.  Buyer Parties shall deliver to Seller Parties a fully executed Copyright Co-Ownership Agreement in the form attached hereto as Exhibit E.

(c)           Transition Services Agreement.  Buyer Parties shall deliver to Seller Parties a fully executed Transition Services Agreement in the form attached hereto as Exhibit F.

(d)           Payment of Purchase Price.  Buyer Parties shall have paid to Seller Parties $22,100,000 of the Purchase Price in cash by wire transfer in accordance with Section 1.6(a) hereof and $3,900,000 into escrow in accordance with Section 6.4 hereof.

(e)           Certificate of Secretary of Buyer.  Seller Parties shall have received one or more certificates, validly executed by each Secretary of each Buyer Party, certifying with respect to each such Buyer Party as to the valid adoption of the resolutions of the Board of Directors/members/managers of such Buyer Party (whereby the Acquisition Transactions and the other transactions contemplated hereunder were approved by the Board of Directors/member/managers) (each such certificate, a “Buyer Secretary Certificate”).

(f)           Instruments of Sale.  Buyer Parties shall have delivered to Seller Parties all other documents and instruments set forth in Section 1.6(b).

(g)           Escrow Agreement.  An Escrow Agreement (as defined below) satisfactory to Seller Parties has been duly executed by all parties thereto and delivered to Seller Parties.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

6.1           Survival of Representations, Warranties and Covenants

The representations and warranties of Seller Parties in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing until the 18-month anniversary of the Closing Date; provided, however, that in the event of fraud, such representation or warranty shall survive indefinitely with respect to the Person committing or who has committed such fraud; provided, further, that, notwithstanding the foregoing, those representations and warranties contained in Section 2.10 (Intellectual Property) shall survive until the fifth-year anniversary of the Closing Date; provided, further, however, that, notwithstanding the foregoing, those representations and warranties contained in Sections 2.1 (Organization; Power), 2.2 (Capital Structure), 2.3 (Subsidiaries), 2.4 (Authority), 2.7 (Tax Matters), 2.9 (Title to Properties; Absence of Liens and Encumbrances) and 2.16 (Brokers’ and Finders’ Fees) shall survive until the expiration of the statute of limitations applicable to the matters referenced therein.  The representations and warranties of Buyer Parties contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.  The covenants and agreements of each of the parties hereto contained in this Agreement shall survive the Closing in accordance with their respective terms.  The expiration of the periods referenced to in this Section 6.1 shall be referred to in this Agreement as the “Survival Date.”

6.2           Indemnification

(a)           By virtue of the Acquisition Transactions, from and after the Closing, Seller Parties hereby agree, jointly and severally, to indemnify and hold Buyer Parties, their Affiliates and their respective officers, directors, and successors (the “Indemnified Parties”), harmless against any and all claims, losses, Liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, and diminution in value (hereinafter, individually, a “Loss” and, collectively, “Losses”) paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of or arising in connection with the following:

(i)      any breach, inaccuracy or misrepresentation of any representation or warranty of Seller Parties contained in this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of any Person other than a Buyer Party pursuant to this Agreement (provided, that, in the event of any such breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality,” “Material Adverse Effect,” “knowledge” or “Knowledge” for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality,” a “Material Adverse Effect,” “knowledge” or “Knowledge” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred));

(ii)      any failure by any Seller Party to perform or comply with any covenant applicable to any of them contained in this Agreement or any Related Agreement;

(iii)     the operation of the Business by Sellers prior to Closing;

(iv)     Liabilities of Seller Parties, whether arising before or after the Closing Date, that are not expressly assumed by Buyer Parties pursuant to this Agreement including the Retained Liabilities;

(v)      any Liabilities for Taxes for which any Seller Party is responsible pursuant to Section 4.5 hereof;

(vi)     any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Sellers occurring or existing prior to the Closing;

(vii)    Liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement; and

(viii)   any fraud related to this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of any Person other than a Buyer Party pursuant to this Agreement.

(b)           No Seller shall have any right of contribution, indemnification or right of advancement from Buyer Parties with respect to any Loss claimed by an Indemnified Party.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud related to this Agreement, any Related Agreement, or any certificate or other instrument delivered pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud committed by such Person.

(d)           Nothing in this Agreement shall limit the right of Buyer Parties or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

6.3           Indemnification Limitations

(a)           Except for Losses based on any fraud related to this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of any

Person other than a Buyer Party pursuant to this Agreement, the indemnity set forth in Section 6.2 constitutes the sole and exclusive remedy of the Indemnified Parties for the recovery of Losses.

(b)           Except as set forth in the following sentence, an Indemnified Party may not recover any Losses under Section 6.2(a) unless and until the aggregate amount of such Losses exceeds $150,000 (the “Basket Amount”), in which case Buyer Parties shall be entitled to recover all Losses (including the $150,000).  Notwithstanding the foregoing, Buyer Parties shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses related to any fraud related to this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of any Person other than a Buyer Party pursuant to this Agreement.

(c)           Except in the case of fraud related to this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of any Person other than a Buyer Party pursuant to this Agreement, the maximum amount an Indemnified Party may recover from Seller Parties pursuant to the indemnity set forth in Section 6.2(a) shall be limited to:

(i)      the aggregate Purchase Price actually received by Seller Parties for Losses based on breaches of the representations set forth in Sections 2.4 (Authority), 2.16 (Brokers’ and Finders’ Fees), 2.22 (Valid Title) and the following subsections and portions of Section 2.10 (Intellectual Property): (a), (b), (c), (d), (f), (g), (i), (j), the first and second sentences of (k), subsections (i), (ii) and (iii) of the third sentence of (k), (l), (m), (n), (o), (p), the second sentence of (q), (r), (s), (t), the second and third sentences of (u), (v), (w), (x), (y), (z), (aa), (bb) and (cc); and

(ii)      the Escrow Amount for all other Losses.

6.4           Escrow Arrangements

(a)           Escrow Fund.  At the Closing, Seller R&D, Buyer IP and the escrow agent shall enter into the Escrow Agreement in the form attached hereto as Exhibit J (the “Escrow Agreement”).  Seller R&D is entering into the Escrow Agreement on behalf of all Seller Parties and each Seller Party hereby acknowledges, agrees, understands and confirms the Escrow Agreement in its entirety.  Buyer IP is entering into the Escrow Agreement on behalf of all Buyer Parties and each Buyer Party hereby acknowledges, agrees, understands and confirms the Escrow Agreement in its entirety.  By virtue of this Agreement and as security for the indemnity obligations provided for in Section 6.2(a) hereof, at the Closing, Seller Parties will be deemed to have received and deposited with the escrow agent an amount in cash equal to $3,900,000 (such amount, the “Escrow Amount”) without any act of Seller Parties.  The Escrow Amount shall be available to compensate the Indemnified Parties, or any of them, for any claims by any such party for any Losses suffered or incurred by it and for which it is entitled to recovery under this Article VI.  Promptly after the Closing, the Escrow Amount, without any act of Seller Parties, will be deposited with the escrow agent, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement.  For the purposes hereof, “Officer’s Certificate” shall mean a notarized certificate signed by any officer of an Indemnified Party: (1) stating in good faith that such Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses; and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated Liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(b)           Escrow Period; Distribution upon Termination of Escrow Period.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate on the 18-month anniversary of the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate(s) delivered to Seller Parties and the escrow agent prior to the end of the Escrow Period with respect to facts and circumstances existing prior to such time as specified further in the Escrow Agreement.  As soon as all such claims have been resolved, the escrow agent shall deliver to Seller Parties the remaining portion of the Escrow Fund, if any, not required to satisfy such claims.

(c)           Third-Party Claims.  In the event a Buyer Party becomes aware of a third party claim (a “Third Party Claim”) which such Buyer Party reasonably believes will result in a claim pursuant to this Article VI, such Buyer Party shall notify Seller Parties of such claim, and Seller Parties shall be entitled to participate in, but not to determine or conduct, the defense of such Third Party Claim.  Buyer Parties shall have the right in their sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Seller Parties, no settlement of any such Third Party Claim with third party claimants shall be determinative of the existence of a claim for indemnification pursuant to this Article VI or the amount of Losses relating to such matter.  If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  In the event that Seller Parties have consented to any such settlement, Seller Parties shall have no power or authority to object under any provision of this Article VI to the amount of any Third Party Claim by Buyer Parties against the Escrow Fund with respect to such settlement.

6.5           No Indemnification Limitations and Other Matters

(a)           Nothing in this Agreement shall limit the liability of Seller Parties for any breach of any representation, warranty or covenant set forth in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Asset Purchase is not consummated.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstances giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

(d)           Notwithstanding anything to the contrary contained in this Agreement, to the extent permitted by applicable Law, any indemnification payment made pursuant to this Article VI hereto shall be treated as an adjustment to the Purchase Price.

(e)           All claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

ARTICLE VII

AMENDMENT AND WAIVER

7.1           Amendment

 This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

7.2           Extension; Waiver

 Buyer Parties, on the one hand, and Seller Parties, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Notices

 All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)           if to Buyer Parties, to:

Rambus Inc.
4440 El Camino Real
Los Altos, CA 94022
Attention: General Counsel
Facsimile No.: (650) 947-5001

with a copy (which shall not be deemed notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Aaron J. Alter, Esq.
Facsimile No.: (650) 493-6811

(b)           if to Seller Parties, to:

Global Lighting Technologies, Inc.
1149, Sec. 3 Min-Chuan Rd.
Chung-Li, Taiwan
Attention: James Hung, Senior Manager
Facsimile No.: 866-3-425-1919

with a copy (which shall not be deemed notice) to:

Global Lighting Technologies, Inc.
55 Andrews Circle
Brecksville, OH  44141
Attention: General Manager
Facsimile No.: (440) 922-4585

Squire, Sanders & Dempsey, L.L.P.
4900 Key Tower
127 Public Square
Cleveland, OH 44114
Attention: Gordon S. Kaiser, Jr., Esq.
Facsimile No.: (216) 479-8780

8.2           Interpretation

(a)           For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)           The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “share” or “stock” shall be used interchangeably and shall mean either one as the context may require.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The symbol “$” shall refer to U.S. dollars and where thresholds are established in Article II or Article VI, such U.S. dollar amounts shall include foreign currency equivalents of such U.S. dollar amounts at then prevailing foreign currency exchange rates.

8.3           Counterparts

 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4           Entire Agreement; Assignment

 This Agreement, the Exhibits hereto, and the Disclosure Schedule, and the documents and instruments, the Related Agreements and the other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of Law or otherwise, except that any Buyer Party may assign its rights and delegate its obligations hereunder to Buyer Parent or any of its Subsidiaries or Affiliates as long as Buyer Parent remains ultimately liable for all Buyer Parties’ obligations hereunder.

8.5           Severability

 In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6           Other Remedies

Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.7           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Each of the parties hereto hereby submits to the exclusive jurisdiction of the federal and state courts in the State of Ohio in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts in the State of Ohio and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.  Each of the parties hereto further agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Ohio, to appoint and maintain an agent in the State of Ohio as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party at its respective address set forth in Section 8.1 by prepaid certified mail with a proof of mailing receipt validated by U.S. Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Ohio.

8.8           Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9           WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer Parties and Seller Parties have caused this Agreement to be signed, all as of the date first written above.

RAMBUS INC.

By: /s/ Harold Hughes
Name: Harold Hughes
Title: President and Chief Executive Officer

RAMBUS INTERNATIONAL LTD.

By: /s/ Satish Rishi
Name: Satish Rishi
Title: Senior Vice President and Chief Financial Officer

RAMBUS DELAWARE LLC

By:  /s/ Thomas R. Lavelle
Name: Thomas R. Lavelle
Title: Senior Vice President and General Counsel

GLOBAL LIGHTING TECHNOLOGIES, INC.

By: /s/ CP Wang
Name: CP Wang
Title: Chief Executive Officer and President

SOLID STATE OPTO LIMITED

By:  /s/ CP Wang
Name: CP Wang
Title: Director

GLOBAL LIGHTING TECHNOLOGIES, INC.

By: /s/ CP Wang
Name: CP Wang
Title: Chief Executive Officer and President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT